                                                                  EXHIBIT 10(t)2


                                AMENDMENT TO THE
                     ALLETE EXECUTIVE ANNUAL INCENTIVE PLAN

    The ALLETE Executive Annual Incentive Plan (the "Plan") dated January 1, 1999, is amended as follows:

    A new Article 20 is added to provide as follows:

20. Amendment. The Company reserves the right to cancel, amend, terminate, suspend or otherwise change the Plan or outstanding Awards for any reason at any time before, during or after the Performance Year to which an Award relates, upon authorization of its Board of Directors. The Executive Compensation Committee of the Board of Directors may expand, reduce or otherwise change any and all opportunities, Awards, and any and all financial factors, or financial measures used in the Plan or outstanding Awards for any reason at any time before, during or after the Performance Year to which an Award relates. All changes described in this paragraph are at the sole discretion of the Board of Directors and/or the Executive Compensation Committee, may be made at any time, and may have a retroactive effective date.



                                         ALLETE, Inc.,


                                    By:  /s/ Philip R. Halverson
                                         ---------------------------------------
                                         Philip R. Halverson
                                         Vice President, General Counsel
                                         and Secretary